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                                                                 EXHIBIT m(2)(b)


                                 AMENDMENT NO. 1
            PLAN AND AGREEMENT OF DISTRIBUTION PURSUANT TO RULE 12b-1

         This Amendment dated as of March 2, 1998, amends the Plan and Agreement of Distribution Pursuant to Rule 12b-1 (the "Agreement"), dated August 4, 1997, by and between AIM Advisor Funds, Inc., a Maryland corporation (formerly, INVESCO Advisor Funds, Inc., hereinafter called the "Company") and A I M Distributors, Inc., a Delaware corporation ("AIM Distributors").

         The second WHEREAS clause of the Agreement is hereby deleted in its entirety and replaced with the following:

         "WHEREAS, the Company desires to finance the distribution of the shares of certain of its Series (the AIM Advisor Large Cap Value Fund, the AIM Advisor Flex Fund, the AIM Advisor MultiFlex Fund, the AIM Advisor Real Estate Fund, and the AIM Advisor International Value Fund; collectively, the "Funds") in accordance with this Plan and Agreement of Distribution pursuant to Rule 12b-1 under the Act (the "Plan and Agreement"); and"

         In all other respects, the Agreement is hereby confirmed and remains in full force and effect.


                                           AIM ADVISOR FUNDS, INC.



ATTEST: /s/ STEPHEN I. WINER               By: /s/ ROBERT H. GRAHAM
       ------------------------------         ----------------------------------
       Assistant Secretary                          President


                                           A I M DISTRIBUTORS, INC.



ATTEST: /s/ STEPHEN I. WINER               By: /s/ MICHAEL J. CEMO
       ------------------------------         ----------------------------------
       Assistant Secretary                          President